EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Director Corporate Communications (616) 878-2830

Spartan Stores Reports Fiscal 2003 Third-Quarter Financial Results

GRAND RAPIDS, MICHIGAN--February 12, 2003--Spartan Stores, Inc., (Nasdaq: SPTN) today reported financial results for its fiscal 2003 third quarter ending January 4, 2003.

Consolidated net sales for fiscal 2003's 16-week third quarter decreased 6.2 percent to $995.4 million from $1,061.6 million in last year's third quarter. The overall sales decline was due to difficult economic and competitive climates, and the loss of sales from 15 retail stores closed since the fiscal 2002 third quarter totaling $29.2 million. Excluding the effect of closed stores, consolidated net sales declined 3.6 percent.

Third-quarter grocery distribution trends improved as sales declined 2.8 percent for the quarter compared with an 8.9 percent decline in the second quarter. Convenience store distribution sales were comparable to last year. Excluding the effect of closed stores, retail segment sales declined 6.4 percent and comparable-store sales were down 8.5 percent.

As previously announced, the company completed the sale of seven shopping centers in Michigan, raising $46 million in proceeds. The after tax proceeds of $40 million were used to repay outstanding bank borrowings, helping to reduce the outstanding bank debt to $185.5 million as of January 4, 2003 from $286.5 million at March 30, 2002. This represents a 35 percent, or $101.0 million, reduction in year-to-date borrowings under its bank credit facility, exceeding its goal of paying down $100 million in fiscal 2003.

"We are making meaningful progress with our business plan and are pleased to have exceeded our debt repayment goals for fiscal 2003," said Spartan Stores' Chairman, President, and Chief Executive Officer, James B. Meyer. "Indications point toward steady progress with our objectives in each business segment, despite unfavorable economic and competitive market conditions. In addition to our debt repayment, we also reduced our inventory balances while continuing to maintain our high customer service levels. These efforts have helped to significantly improve our operating cash flow. We expect to continue making significant inventory reductions during the next 12 to 15 month period.

"Excluding non-cash asset impairment charges, our distribution business segments each produced an operating profit in spite of the challenging market conditions. The third-quarter grocery distribution segment sales trend improvement was largely the result of recent structural changes to our distribution and retail merchandising groups, and the termination of our combined marketing program which ended early in the third quarter.

"During the third quarter we took more aggressive actions to protect our retail market position by re-investing gross margin. Preliminary signs indicate that the strategy is producing the intended results, as store transaction counts in our northern Michigan stores showed steady improvement throughout the third quarter."

Gross margin for the third quarter declined 110 basis points to 15.4 percent from 16.5 percent in last year's third quarter. The decline was primarily due to deliberate steps to protect retail market share by aggressively reinvesting gross margin. Other factors contributing to the decline included a higher percentage of consolidated sales coming from lower margin distribution business, and a reduction in gross margin at the convenience distribution division due to cigarette price increases in the third quarter of fiscal 2002 that did not reoccur in the third quarter this year. The general economic and competitive market conditions also contributed to the decline.

Selling, general, and administrative (SG&A) expense, including depreciation and amortization, declined $6.1 million compared to the prior year period as a result of store closings, cost cutting initiatives, and the elimination of goodwill amortization. The cost reductions were partially offset by additional expenses associated with three new stores opened during the quarter and higher employee benefit and advertising costs. As a percentage of sales, SG&A expense rose to 16.5 percent compared with 16.0 percent for the corresponding period last year. The percentage increase was principally due to a reduction in fixed cost leverage.

Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA), excluding asset impairment charges, decreased to $1.7 million compared with $18.9 million in last year's third quarter. The decline in EBITDA was due principally to lower sales in the retail and grocery distribution segments, as well as the gross margin matters discussed above. Upon finalization of the strategic initiatives relating to the Company's Food Town retail grocery operations announced last week, the Company expects a significant improvement in annual EBITDA. All other divisions continued to make a positive contribution to EBITDA during the third quarter.

The loss from continuing operations totaled $67.0 million, or $3.37 per diluted share, compared with a loss of $655,000, or $0.03 per diluted share, last year. Included in the loss are $55.5 million of non-cash, after-tax charges related to asset impairments resulting from the current performance of the retail business segment and the corresponding effects on the Ohio distribution operation.

Additionally, during the quarter the Company classified its real estate segment as a discontinued operation and reported an after-tax gain on the sale of real estate in the segment of $10.7 million. The quarter also included a $1.2 million loss on the operation of its discontinued insurance segment for updated actuarial studies reflecting larger than anticipated future insurance obligations for the sold operation.

Net loss for the third quarter totaled $57.1 million, or $2.87 per diluted share, compared with break even results for the corresponding period last year. Excluding the non-cash asset impairment charges, the third quarter net loss totaled $1.6 million.

Mr. Meyer continued, "Regretfully, our southern region retail grocery operations continued to perform below our expectation and, therefore, as part of a comprehensive strategic review process, we will be taking more decisive actions to return our overall retail operations to profitability. We are currently evaluating a variety of options for 39 Food Town retail grocery stores in northwest Ohio and southeast Michigan, and have retained the services of an investment banking firm to help execute the best possible solution for these stores. We are anticipating a final decision regarding the strategy for these stores before the end of our fiscal 2003 fourth quarter.

"In conjunction with our continuing network rationalization and efficiency improvement efforts, we have announced the closing of our grocery distribution operations in Ohio. Warehouse product consolidation efforts began last spring with the transfer of slow moving products from distribution facilities in Ohio to locations in Michigan. These efforts will continue for all products currently distributed from our remaining Ohio warehouse. We expect the consolidation process to improve asset utilization rates and fixed cost leverage at our two distribution centers in Michigan and anticipate completion by the end of fiscal 2003.

Concluding Mr. Meyer said, "We are encouraged by the more favorable trend in our retail store transaction count and believe that the efforts being put forth under the relatively new retail management structure and programs will begin to stabilize the performance of this business segment. We are also optimistic about the more favorable trends developing in our grocery distribution business segment. During this near-term transitional period, our objectives will be to continue devoting resources to further strengthen our financial position, to appropriately adjust our operating cost structure to the level of business activity, and to concentrate efforts on our strongest value creation opportunities."

A telephone conference call to discuss the Company's third-quarter financial results is scheduled for 9:00 a.m. Eastern Time, Thursday, February 13, 2003. A live webcast of this conference call will be available on the Company's website, www.spartanstores.com. Simply click on "Investor Information" and follow the links to the live webcast. The webcast will remain available for replay on the Company's website for approximately ten days.

Spartan Stores, Inc., (Nasdaq:SPTN) Grand Rapids, Michigan, owns and operates 94 supermarkets and 21 deep-discount drug stores in Michigan and Ohio, including Ashcraft's Markets, Family Fare Supermarkets, Food Town, Glen's Markets, Great Day Food Centers, Prevo's Family Markets and The Pharm. The Company also distributes more than 40,000 private-label and national brand products to more than 330 independent grocery stores and serves as a wholesale distributor to 6,600 convenience stores.

This press release contains forward-looking statements about Spartan Stores' plans, strategies, objectives, goals, and expectations. These forward-looking statements are identifiable by words or phrases indicating that Spartan Stores or management "expects," "anticipates," "projects," "plans," "believes," "intends," or is "optimistic", that a particular occurrence or event "may," "could" or "will likely" result or "is indicated"; that a subject will be "explored" or "considered" or is an "option"; or similarly stated expectations. Accounting estimates, including but not limited to asset impairment charges, exit cost accruals and insurance loss reserves, are inherently forward-looking statements. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to strengthen our retail store performance; address underperformance in our southern retail division; improve sales growth; increase profit margin; reduce operating cost structures; identify and implement successful merchandising, marketing and other strategies; improve operational efficiency, capacity utilization and fixed cost coverage; service customers from consolidated warehouses; and implement the other programs, plans, strategies, objectives, goals or expectations described in this press release will be affected by, among other factors, competitive pressures among food retail and distribution companies; changes in economic conditions generally or in the markets and geographic areas that we serve; integration of our acquisitions and our retail and distribution operations; adverse effects of the changing food and distribution industries; sales declines; loss of customers or suppliers; changes in the interest rate environment; continued compliance with our credit facility; and labor shortages or stoppages. Additional information about these and other factors that may adversely effect these forward-looking statements are contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

SPARTAN STORES, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)

	Third Quarter Ended (Unaudited)		Year-to-Date Ended (Unaudited)
	(16 weeks) Jan. 4, 2003	(16 weeks) Jan. 5, 2002	(40 weeks) Jan. 4, 2003	(40 weeks) Jan. 5, 2002

Net sales	$995,353	$1,061,563	$2,555,461	$2,732,775
Cost of sales	842,032	885,892	2,146,279	2,265,021
Gross margin	153,321	175,671	409,182	467,754

Operating expenses
Selling, general and administrative	151,577	156,756	382,115	396,544
Provision for asset impairment and exit costs	85,195	--	98,195	--
Depreciation and amortization	12,318	13,211	31,412	34,330
Total operating expenses	249,090	169,967	511,722	430,874

Operating (loss) income	(95,769)	5,704	(102,540)	36,880

Other operating expense (income)
Interest expense	8,213	7,708	19,388	19,766
Interest income	(175)	(577)	(531)	(1,369)
Other gains	(787)	(411)	(1,211)	(2,405)
Total other operating expense, net	7,251	6,720	17,646	15,992

(Loss) earnings before income taxes, discontinued
operations and cumulative effect of a change in
accounting principle	(103,020)	(1,016)	(120,186)	20,888
Income taxes	(35,972)	(361)	(41,850)	6,983

(Loss) earnings from continuing operations	(67,048)	(655)	(78,336)	13,905

Discontinued real estate operations:
Earnings from discontinued real estate operations	394	420	1,456	1,242
Gain (loss) on disposal of real estate operations	10,749	255	12,078	(48)
Earnings from discontinued real estate operations	11,143	675	13,534	1,194

(Loss) earnings from operations of discontinued
insurance segment	(1,170)	34	(1,235)	(226)

Net (loss) earnings before cumulative effect of a
change in accounting principle	(57,075)	54	(66,037)	14,873

Cumulative effect of a change in accounting
principle (less provision for taxes of $6,223)	--	--	(35,377)	--
Net (loss) earnings	$(57,075)	$54	$(101,414)	$14,873

Basic (loss) earnings per share:
(Loss) earnings from continuing operations	$(3.37)	$(0.03)	$(3.94)	$0.71
Earnings from discontinued real estate operations	0.56	0.03	0.68	0.06
Loss from discontinued insurance operations	(0.06)	--	(0.06)	(0.01)
Cumulative effect of change
in accounting principle	--	--	(1.78)	--
Net (loss) earnings	$(2.87)	$--	$(5.10)	$0.76

Diluted (loss) earnings per share:
(Loss) earnings from continuing operations	$(3.37)	$(0.03)	$(3.94)	$0.70
Earnings from discontinued real estate operations	0.56	0.03	0.68	0.06
Loss from discontinued insurance operations	(0.06)	--	(0.06)	(0.01)
Cumulative effect of change
in accounting principle	--	--	(1.78)	--
Net (loss) earnings	$(2.87)	$--	$(5.10)	$0.75

Weighted average number of shares outstanding:
Basic	19,916	19,758	19,865	19,483
Diluted	19,916	20,009	19,865	19,748

*EBITDA	$1,744	$18,915	$27,067	$71,210

* Operating (loss) income plus depreciation and amortization, and provision for asset impairments.

SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	January 4, 2003 (Unaudited)	March 30, 2002
ASSETS
Current assets
Cash and cash equivalents	$19,041	$13,903
Marketable securities	1,906	10,370
Accounts receivable, net	74,905	84,533
Inventories	166,052	179,319
Other current assets	16,243	9,119
Total current assets	278,147	297,244

Other assets
Goodwill, net	68,643	155,243
Deferred taxes on income	21,536	--
Other	22,324	25,738
Total other assets	112,503	180,981
Property and equipment, net	176,634	268,315
Total assets	$567,284	$746,540

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$116,925	$90,327
Accrued payroll and benefits	27,623	26,624
Insurance reserves	17,833	17,263
Accrued taxes	15,826	14,451
Other accrued expenses	7,767	8,892
Current maturities of long-term debt	28,419	25,948
Total current liabilities	214,393	183,505

Deferred taxes on income	--	14,490

Other long-term liabilities	32,660	21,840

Long-term debt	188,114	295,213

Shareholders' equity
Common stock, voting, no par value, 50,000 shares authorized; outstanding 20,001 and 19,766 shares outstanding	116,394	115,722
Preferred stock, no par value, 10,000 authorized; no shares outstanding	--	--
Accumulated other comprehensive loss	(1,255)	(2,622)
Retained earnings	16,978	118,392
Total shareholders' equity	132,117	231,492

Total liabilities and shareholders' equity	$567,284	$746,540

SPARTAN STORES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA
(in thousands)

	Third Quarter Ended (Unaudited)		Year-to-Date Ended (Unaudited)
	(16 weeks) Jan. 4, 2003	(16 weeks) Jan. 5, 2002	(40 weeks) Jan. 4, 2003	(40 weeks) Jan. 5, 2002
Retail Segment:

Net sales	$384,147	$439,310	$1,014,545	$1,121,643
Non-cash asset impairment and exit costs	$76,785	$0	$89,785	$0
Operating (loss) income	$(93,118)	$(2,294)	$(112,026)	$16,079

Closed stores:
Net sales	$1,881	$31,113	$35,031	$79,218
Store operating loss	$(313)	$(1,826)	$(4,984)	$(2,715)

Grocery Distribution Segment:

Net sales	$346,738	$356,670	$845,903	$918,594
Non-cash asset impairment charge	$8,410	$0	$8,410	$0
Operating (loss) income	$(3,617)	$5,441	$4,374	13,645

Convenience Store Distribution Segment:

Net sales	$264,468	$265,583	$695,013	$692,538
Operating income	$966	$2,557	$5,112	$7,156